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Independent Auditors' Consent, KPMG LLP                             Exhibit 23.1


The Board of Directors
Glacier Water Services, Inc.

We consent to the incorporation by reference in the registration statement (No. 33-61942 and No. 33-80016) on Form S-8 filed April 30, 1993 and June 8, 1994, respectively, of Glacier Water Services, Inc. of our report dated February 13, 2003, with respect to the consolidated balance sheet of Glacier Water Services, Inc. as of December 29, 2002, and the related consolidated statements of operations, stockholders' equity (deficit), comprehensive income (loss), and cash flows for the year then ended, which report appears in the December 29, 2002, annual report on Form 10-K of Glacier Water Services, Inc.

/s/  KPMG LLP
San Diego, California
March 19, 2003